Final Term Sheet

Filed Pursuant to Rule 433

Registration Statement No. 333-208201

October 16, 2017

TARGET CORPORATION

3.900% Notes due 2047

Issuer:	Target Corporation (“Issuer”)

Type of Offering:	SEC registered (No. 333-208201)

Trade Date:	October 16, 2017

Settlement Date (T+4):	October 20, 2017

Listing:	None

Long-term Debt Ratings:	Moody’s, A2; S&P, A; Fitch, A-

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

Title of Securities:	3.900% Notes due 2047 (the “Notes”)

Aggregate Principal Amount Offered:	$750,000,000

Maturity Date:	November 15, 2047

Benchmark Treasury:	UST 3.000% due May 15, 2047

Benchmark Treasury Price and Yield:	103-17; 2.823%

Spread to Benchmark Treasury:	1.100% (plus 110 basis points)

Yield to Maturity:	3.923%

Coupon (Interest Rate):	3.900% per annum

Price to Public (Issue Price):	99.593% of principal amount, plus accrued interest, if any, from the Settlement Date

Net Proceeds to Issuer:	$740,385,000 (before transaction expenses)

Interest Payment Dates:	Semi-annually on May 15 and November 15, beginning on May 15, 2018

Optional Redemption:

The Notes may be redeemed at the Issuer’s option on at least 15 days’, but no more than 45 days’, prior written notice mailed (or otherwise delivered in accordance with the applicable procedures of DTC) to each holder of the Notes to be redeemed, either in whole at any time or in part from time to time prior to May 15, 2047 (six months prior to the maturity date of the Notes, the “Par Call Date”), at a redemption price for the Notes to be redeemed on any redemption date equal to the greater of the following amounts:

•                 100% of the principal amount of the Notes being redeemed on the redemption date; or

•                 the sum of the present values of the remaining scheduled payments of principal and interest that would have been payable if the Notes being redeemed on that redemption date matured on the Par Call Date (excluding interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the treasury rate, plus 20 basis points;

plus, in each case, accrued and unpaid interest on the Notes being redeemed to, but excluding, the redemption date.

In addition, the Issuer may redeem all or part of the Notes on at least 15 days’, but no more than 45 days’, prior written notice mailed (or otherwise delivered in accordance with the applicable procedures of DTC) to each holder of the Notes to be redeemed, at any time or from time to time on and after the Par Call Date, at its option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the Notes being redeemed to, but excluding, the redemption date.

CUSIP/ISIN:	87612E BG0 / US87612EBG08

Joint Book-Running Managers:	Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., and J.P. Morgan Securities LLC

Senior Co-Managers:	U.S. Bancorp Investments, Inc., HSBC Securities (USA) Inc., Mizuho Securities USA LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC and TD Securities (USA) LLC

Co-Managers:	Fifth Third Securities, Inc., SMBC Nikko Securities America, Inc., Wells Fargo Securities, LLC, Academy Securities, Inc., Loop Capital Markets LLC and Samuel A. Ramirez & Company, Inc.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at 1-800-503-4611, by calling Goldman Sachs & Co. LLC toll free at 1-866-471-2526 and by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322.